BRITISH COLUMBIA

Number: BC0259067

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that HARD CREEK NICKEL CORPORATION changed its name to GIGA METALS CORPORATION on August 28, 2017 at 12:00 AM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On August 28, 2017

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada